Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “BITWISE NEAR ETF”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF APRIL, A.D. 2025, AT 5:42 O’CLOCK P.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State

10174379 8100	Authentication: 203531120
SR# 20251776871	Date: 04-25-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:42 PM 04/24/2025
FILED 05:42 PM 04/24/2025
SR 20251776871 - File Number 10174379

CERTIFICATE OF TRUST
OF
BITWISE NEAR ETF

THIS Certificate of Trust of Bitwise NEAR ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Bitwise NEAR ETF.

2.	Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ Russ Crane
Name:	Russ Crane
Title:	Vice President